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                                                                     EXHIBIT 5.1

                         SIDLEY AUSTIN BROWN & WOOD LLP

  BEIJING                       BANK ONE PLAZA                  LOS ANGELES
   ----                    10 SOUTH DEARBORN STREET                 ----
  BRUSSELS                  CHICAGO, ILLINOIS 60603               NEW YORK
   ----                     TELEPHONE 312 853 7000                  ----
  CHICAGO                   FACSIMILE 312 853 7036             SAN FRANCISCO
   ----                         www.sidley.com                      ----
  DALLAS                                                          SHANGHAI
   ----                          FOUNDED 1866                       ----
  GENEVA                                                         SINGAPORE
   ----                                                             ----
 HONG KONG                                                         TOKYO
   ----                                                             ----
  LONDON                                                      WASHINGTON, D.C.


                                 August 25, 2003

Commonwealth Edison Company
10 South Dearborn Street - 37th Floor
Post Office Box 805379
Chicago, Illinois 60680-5379

          Re: $250,000,000 aggregate principal amount of First Mortgage 4.74% Bonds, Series 102, Due August 15, 2010
                 ---------------------------------------------------------

Ladies and Gentlemen:

          We have acted as counsel to Commonwealth Edison Company, an Illinois corporation (the "Company"), in connection with the issuance and sale by the Company of $250,000,000 aggregate principal amount of First Mortgage 4.74% Bonds, Series 102, Due August 15, 2010 (the "Bonds"), covered by the Registration Statement on Form S-3, No. 333-99363 (as amended, the "Registration Statement"), initially filed by the Company and ComEd Financing III, a statutory trust created under the laws of the State of Delaware, with the Securities and Exchange Commission on September 10, 2002, under the Securities Act of 1933, as amended.

          The Bonds were issued under the Company's Mortgage (the "Mortgage"), dated July 1, 1923, as amended and supplemented, between the Company and Illinois Merchants Trust Company, as trustee (BNY Midwest Trust Company, as current successor trustee), and D.G. Donovan, as co-trustee (collectively, the "Bonds Trustees"), which Mortgage is governed by Illinois law, and sold by the Company pursuant to the Underwriting Agreement, dated as of August 18, 2003, between the Company and Banc One Capital Markets, Inc., J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC, as representatives of the several underwriters named therein.

          For the purpose of expressing the opinions and statements in this opinion letter, we have examined and relied upon a copy of the Registration Statement and the exhibits filed therewith. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates of officers of the Company and the Bond Trustees and statements of government officials and other instruments, and have examined such questions

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SIDLEY AUSTIN BROWN & WOOD LLP                                           CHICAGO

Commonwealth Edison Company
August 25, 2003
Page 2

of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission or which we obtained from the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) of the SEC or other internet sites through which documents filed with the SEC can be obtained. With respect to any instrument or agreement executed or to be executed by any party other than the Company, we have assumed, to the extent relevant to the opinions set forth herein, that (i) such other party (if not a natural person) has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization and (ii) such other party has full right, power and authority to execute, deliver and perform its obligations under each instrument or agreement to which it is a party and each such instrument or agreement has been duly authorized (if applicable), executed and delivered by, and is a valid, binding and enforceable agreement or obligation, as the case may be, of, such other party.

          Based on the foregoing, and subject to the limitations hereinafter set forth, we are of the opinion that:

          1. The Company is duly incorporated and validly existing under the laws of the State of Illinois.

          2. The Bonds are legally issued and binding obligations of the Company enforceable against the Company in accordance with their respective terms (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity, regardless of whether considered in a proceeding in equity or at law).

          This opinion letter is limited to the federal laws of the United States of America and the laws of the State of Illinois.

          We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the Bonds.

          We hereby consent to the filing of this letter as Exhibit 5-1-3 to the Registration Statement and the references to our firm included in or made a part of the Registration Statement.

                                          Very truly yours,


                                          /s/ Sidley Austin Brown & Wood LLP